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ROPES & GRAY LLP
ONE INTERNATIONAL PLACE
BOSTON, MA 02110-2624
WWW.ROPESGRAY.COM

September 14, 2009

RiverSource Small Cap Advantage Fund
RiverSource Strategy Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

Seligman Smaller-Cap Value Fund
Seligman Value Fund Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of January 10, 2009 between and among:
(i) RiverSource Strategy Series, Inc., a Minnesota corporation, on behalf of one of its series, RiverSource Small Cap Advantage Fund ("Target Fund"); (ii) Seligman Value Fund Series, Inc., a Maryland corporation, on behalf of one of its series, Seligman Smaller-Cap Value Fund ("Acquiring Fund," together with Target Fund, the "Funds"); and (iii) RiverSource Investments, LLC, the investment adviser to the Funds; which Reorganization is to take place as of the date of this letter (the "Closing Date"). The Agreement describes a proposed transaction (the "Reorganization") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 9 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is a series of RiverSource Strategy Series, Inc., which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is a series of Seligman Value Fund Series, Inc., which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are

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ROPES & GRAY LLP                                              September 14, 2009

RiverSource Small Cap Advantage Fund
Seligman Smaller-Cap Value Fund

redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the Combined Proxy Statement/Prospectus dated April 4, 2009 and such other items as we have deemed necessary to render this opinion. In addition, each of the Target Fund and the Acquiring Fund has provided us with a letter dated as of the date of this letter [DATE] (the "Representation Letters") representing as to certain facts, occurrences and information upon which each of the respective entities above has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

     Based on the Representation Letters and customary assumptions, and our review of the documents and items referred to above, we are of the opinion that, although the matter is not free from doubt and subject to the final paragraphs hereof, for U.S. federal income tax purposes:

     (i) The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and Target Fund and Acquiring Fund will each be a "party to reorganization" within the meaning of Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by the Target Fund upon (a) the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all liabilities of Target Fund or (b) the distribution of the Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (iii) No gain or loss will be recognized by Acquiring Fund upon receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all liabilities of Target Fund;

     (iv) The tax basis in the hands of Acquiring Fund of the assets of Target Fund transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of such assets in the hand of Target Fund immediately prior to the transfer;

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ROPES & GRAY LLP                                              September 14, 2009

RiverSource Small Cap Advantage Fund
Seligman Smaller-Cap Value Fund

     (v) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

     (vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their shares of Target Fund for the Acquiring Fund Shares;

     (vii) The aggregate tax basis of the Acquiring Fund Shares each Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of his or her Target Fund shares exchanged therefore;

     (viii) A Target Fund shareholder's holding period for the Acquisition Fund Shares will include the period for which he or she held Target Fund shares exchanged therefor, provided that the shareholder held such Target Fund shares as capital assets on the date of the exchange; and

     (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

We express no view with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction.

     In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (the "IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July of 2005 suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganizations satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of the Reorganization would be distinguishable from those in the ruling.

     We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end investment company that seeks long-term capital growth by investing in equity securities of companies with small market capitalizations. After the Reorganization, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the

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ROPES & GRAY LLP                                              September 14, 2009

RiverSource Small Cap Advantage Fund
Seligman Smaller-Cap Value Fund

shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. However, because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

     Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                        Very truly yours,


                                        /s/ Ropes & Gray LLP

                                        Ropes & Gray LLP